NOTE

$1,200,000.00 **November 21, 2012**

For value received, the undersigned as a principal promise to pay to the order of **Robert G. Sorensen and Patricia J. Sorensen, his wife**, (50%) and to the order of **Thomas R. Sorensen** (50%), the sum of One Million Two Hundred Thousand Dollars ($1,200,000.00) with interest thereon from date at the rate of 5.5% per annum, said principal and interest to be paid in monthly installments as follows: Eight Thousand, Two Hundred Fifty-four Dollars and 65/100 ($8,254.65), on the 15th day of April, 2013, and a like amount on the same day of each succeeding month thereafter until April 15, 2018, at which time the balance due under said Note shall be due and payable. Each of the payments to be applied first in payment of interest due on the entire unpaid principal and the remainder in the reduction of the principal. This is a Balloon Note.

If default be made in the payment of any of said monthly installments when due, the holder of this note may at the option of said holder declare all unpaid indebtedness evidenced by this note immediately due and payable, and thereupon the undersigned agree to pay all costs of collection, including a reasonable attorney's fee. Failure at times to exercise such option shall not constitute a waiver of the right to exercise it later.

In the event default be made in the payment of any monthly installment, when due, and the holder of this note does not exercise its option to declare all unpaid indebtedness due and payable, the undersigned agree to pay, during the period of delinquency, interest on the unpaid balance of the loan at the rate of 5.5% per annum on principal.

Maker may pre-pay all or any part of said Note at any time without penalty.

This Note shall be secured by a Security Agreement of the same date.

Payments to be made to the Holders at: P.O. Box 1, Exeter, Missouri 65647

JAMES RIVER HOLDINGS CORPORATION
A Delaware Corporation

BY: ______________________
J. BARRY WATTS,
CHIEF EXECUTIVE OFFICER